UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                ----------------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report September 19, 2006
                        (Date of earliest event reported)


                           DENTSPLY INTERNATIONAL INC
                 (Exact name of Company as specified in charter)


                    Delaware             0-16211         39-1434669
              (State of Incorporation) (Commission     (IRS Employer
                                       File Number)   Identification No.)


            221 West Philadelphia Street, York, Pennsylvania   17405
                (Address of principal executive offices)      (Zip Code)


                                  (717) 845-7511 (Company's telephone number
                including area code)


   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:


_____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01. - Entry into a Material Definitive Agreement

The following information is furnished pursuant to Item 1.01.

         Item 1.01 - Gary K. Kunkle, Jr., 59, Chairman and Chief Executive Officer, has indicated his intention to retire from the Company effective December 31, 2006. Gary Kunkle joined DENTSPLY in January 1997, as President and Chief Operation Officer and was appointed to the Board of Directors in March 2002. He was named Vice Chairman and Chief Executive Officer in January 2004, and was appointed Chairman of the Board of Directors at the conclusion of the 2005 Annual Meeting.

         In connection with the impending retirement of Mr. Kunkle and in recognition of his service to the Company, the Human Resources Committee of the Board of Directors of the Company (the "HRC") has determined, pursuant to a resolution adopted by the HRC on September 19, 2006 and the provisions of the Company's 2002 Amended and Restated Equity Incentive Plan, that options to purchase 299,907 shares of the Company's Common Stock, which would otherwise expire upon Mr. Kunkle's retirement date of December 31, 2006, will become vested on such date, and all his then outstanding options will be exercisable in designated future years through 2010. If changes in applicable law would permit Mr. Kunkle to exercise such options, which have not otherwise expired, at his discretion at any time within five years from his retirement date without imposition of adverse tax consequences, then the exercise dates shall be changed accordingly.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          DENTSPLY INTERNATIONAL INC
                                                   (Company)



                                          /s/ Brian M. Addison
                                              Brian M. Addison
                                              Vice President, Secretary and
                                              General Counsel

Date: September 22, 2006